Exhibit 99.1

February 25, 2011	Contact:	James Gasior President and CEO
Press Release:	Cortland Bancorp Reports Fourth Quarter and Year to Date 2010 Earnings
Results
Cortland Bancorp (the “Company;” OTCBB: CLDB) announced today it’s fourth quarter and year end results for the period ending December 31, 2010. The Company reported net income of $1.036 million or $0.23 per share for the quarter ending December 31, 2010. This compares to a net income of $17,000 for the quarter ending September 30, 2010 and net income of $643,000 or $0.14 per share for the same period in 2009.
For the year ending December 31, 2010, the Company reported net income of $3.271 million or $.72 per share, compared to a net loss of $(6.335) million or $(1.40) per share for year ended December 31, 2009.
Summary points regarding fourth quarter and year ended 2010 results are as follows:
•	Core earnings for the year which exclude non-recurring items such as impairment loss and gain on securities sales were $4.2 million compared to $3.5 million for 2009, an increase of 20%.

•	The Company’s recognition of non-cash pre-tax other-than-temporary impairment (“OTTI”) losses on investment securities fell dramatically for the year to $2.7 million versus $14.5 million in 2009. The OTTI loss for the three-month period ending December 31, 2010 was $91,000 compared to $512,000 for the same three month period in 2009.

•	Net interest margin of 3.67% for the quarter is an improvement on both a linked quarter basis (3.52%) and year-over-year (3.30%) as the Company continues to optimally manage its balance sheet in this historically low interest rate environment. Net interest margin for the full year 2010 was 3.59% or 40 basis points higher than the 3.19% in 2009.

•	The Company continues to excel in managing risks in the loan portfolio as asset quality measures are among the best for banks with similar asset totals. Net loan charge-offs were .19% of average loans in both 2010 and 2009 and the allowance for loan loss (ALLL) to total loans ratio was .94% and .98% at the 2010 and 2009 year end respectively. On a comparative basis with banks within the Company’s peer group, net loan charge-offs to average loans at the December 2010 and 2009 year ends, were .99% and 1.12%, more than five times that of the Company. At December 31, 2010 and 2009, the peer group also reported an ALLL to total loan ratio of 1.94% and 1.87% respectively. The Company’s allowance for loan losses covers 65% of nonperforming loans at December 31, 2010.

•	The Company’s total shareholders’ equity increased from $36.908 million on December 31, 2009 to $41.852 million at December 31, 2010, an increase of $4.9 million. The Company continues to remain well capitalized under all regulatory measures. The Company’s risk-based capital is $12.4 million in excess of the 10% well capitalized threshold.
James Gasior, President and Chief Executive Officer stated, “Excluding the non-recurring impairment charge, the Company’s results of operation are substantially in line with our budgetary expectations. As the nation and our surrounding market area continues down the path of economic recovery, Cortland Banks remains well capitalized and is optimistic that the Company will continue to produce positive results.”
Net interest income provides the core earnings base for the Company and increased 7.6% to $15.5 million in 2010 versus $14.4 million in 2009. During this extended period of historically low interest rates, the repricing of deposits initially trailed the pace of declining rates on assets. As liabilities continue to mature and reprice at lower rates, the net interest margin has, and is expected to continue to improve. Net interest margin in the fourth quarter 2010 was also favorably affected by loan growth. Year end 2010 loan balances were $17.2 million or 6.9% higher than year end 2009 balances.
Mr. Gasior noted, “The Company re-tooled its commercial lending staff in the second half of the year with the specific objective of growing loans. Despite the slow economic recovery in the region, Cortland Banks is willing and able to lend and is intent on fulfilling the credit needs of creditworthy customers.”
Non-Interest Income, excluding impairment (OTTI) charges and securities gains, decreased by $239,000 from a year ago. This is mainly due to a decrease in Fees for Customer Services of $64,000 and losses on Other Real Estate of $(55,000) in 2010 versus 2009 gains of $15,000. Non-interest income in the fourth quarter of 2010 versus 2009, excluding impairment (OTTI) charges and securities gains, increased by $44,000. This increase was due mainly to the robust level of refinancing near year end producing gains on loan sales of $131,000, exceeding fourth quarter 2009 loan sales gains by more than $99,000.
Non-Interest Expenses for the fourth quarter of 2010 were $3.2 million as compared to $3.4 million for the same period in 2009. Year-to-date the total non-interest expense was $12.4 million compared to $13.6 million for the prior year. A one-time credit of $457,000 in the first quarter 2010 relating to reductions in supplemental retirement benefits, net of severance, was a major impetus for the expense decrease, while lower staff levels generated lower salary expenses in 2010.

Regionally, unemployment levels have shown modest improvement, however, the housing market continues to be negatively impacted by a high level of home foreclosures. Despite the market conditions, the Company, to date, has not experienced notable deterioration in credit quality. Nonperforming loans were $3.9 million at December 31, 2010 or 1.45% of loans, as compared to $2.0 million at December 31, 2009 or .82% of loans. Included in the 2010 total is a single loan for $1.1 million fully secured by collateral for which no loss is expected to be incurred. For the years ending December 31, 2010 and 2009 provisions for loan loss were $505,000 and $427,000 respectively, more than covering the net charge-offs for the periods. The allowance is considered adequate giving recognition to the risk inherent in the loan portfolio and the expectation of a slow economic recovery.
Totals loans at December 31, 2010 were $265.4 million as compared to $248.2 million for the period ending December 31, 2009. Total assets of $500.3 million at December 31, 2010 reflect a slight increase of 0.60% from year end-asset totals of $497.3 million as management orchestrates balance sheet strategies designed to reinvest cash flows from its investment portfolio and increase outstandings in the loan portfolios with no material change in composite asset totals. This balance sheet strategy is designed to improve net interest income margins and overall profitability while maintaining assets which support the Company’s current capital position.
Regarding the Trust Preferred securities in the investment portfolio, the Company continues to value these securities consistent with valuation techniques prescribed under accounting standards. The market for these securities and similar securities, which had been relatively active since 2003, became illiquid during the financial crisis of 2008 and is still currently not active. Since 2008, the Company has modeled and analyzed the cash flow characteristics and has concluded that a major portion of these devalued securities were not recoverable. Impairment calculations deemed “Other Than Temporary” resulted in charges against income of $13.7 million in 2009 and $2.7 million in 2010.
Commenting on the OTTI charges, Mr. Gasior stated, “The current economic and financial environment significantly limits the Company’s ability to mitigate its exposure to future valuation changes and credit impairment charges.” Mr. Gasior further noted that “the OTTI charges recognized are highly dependent on the performance of collateral backing the issue. Although the Company has recognized significant charges on impaired trust preferred securities to date, there is a continued risk that future valuation reviews could result in recognition of additional OTTI charges on these securities as well as for other securities which have not resulted in OTTI to date”.

As a result of the decline in the quality of the Trust Preferred securities, the Bank is required to maintain higher levels of regulatory risk-based capital for these securities, due to the greater perceived risk of default by the underlying bank and insurance company issuers. Specifically, regulatory guidance requires the Bank to apply a higher “risk weighting formula” for these securities to calculate its regulatory capital ratios. Upon applying the higher level of risk weighted assets to the Banks’ regulatory capital ratios, the calculated ratios are as follows at December 31, 2010: a Tier 1 leverage ratio of 9.61% (compared to a “well-capitalized” threshold of 5.0%); a Tier 1 risk-based capital ratio of 12.67% (compared to a “well-capitalized” threshold of 6.00%); and a total risk based capital ratio of 13.37% (compared to a “well-capitalized” threshold of 10.00%). Despite these stringent capital rules, the Company remains well capitalized under all measures. In fact, the Company’s risk-based capital is $12.4 million in excess of the 10% well capitalized threshold.
“In the midst of earnings pressures brought on by the economic downturn, interest rate compression and investment impairment issues, the Company devoted substantial attention to profit improvement measures, balance sheet restructuring and a reorganization of its management structure. The Company’s management team continues to focus on measures designed to enhance capital and to provide for adequate liquidity for lending and business development purposes. New strategies are being pursued to improve market penetration and product expansion, with the objective of increasing both the interest income and non interest income revenue base”.
Cortland Bancorp is a holding company headquartered in Cortland, Ohio. Cortland Banks, founded in 1892, the Company’s bank subsidiary conducts business through fourteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Geauga and Ashtabula in northeastern Ohio.
Cortland Banks offers products and services similar to regional and national banks, Cortland Banks emphasizes responsive and personalized service. The Company’s “Local Banking/Local Decisions” theme highlights a culture where customers are known by name rather than account number, and where decisions are made by directors and managers who reside and work in the communities where the Company’s headquarters and branches operate.
For additional information about Cortland Banks visit http://www.cortland-banks.com.

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA FOR YEAR ENDED
(In thousands of dollars, except for ratios and per share amounts)

	December 31,	December 31,
Unaudited	2010	2009

SUMMARY OF OPERATIONS
Total interest income	$21,872	$23,623
Total interest expense	(6,367)	(9,234)

Net interest income (NII)	15,505	14,389
Provision for loan losses	(505)	(427)

NII after loss provision	15,000	13,962
Total other income before impairment loss	4,045	3,698
Total other noninterest expense	(12,441)	(13,648)

Income before tax and impairment loss	$6,604	$4,012

Net income before impairment loss	$5,061	$3,236

Impairment loss net of tax benefit	$(1,790)	$(9,571)

Net income	$3,271	$(6,335)

PER COMMON SHARE DATA (1)
Net income, both basic and diluted	$0.72	$(1.40)
Book value	9.25	8.16
BALANCE SHEET DATA
Assets	$500,273	$497,299
Investments	188,458	171,924
Net loans	262,940	245,811
Deposits	391,509	387,495
Borrowings	57,901	63,366
Subordinated Debt	5,155	5,155
Shareholders equity	41,852	36,908
ASSET QUALITY RATIOS
Loans 30 days or more beyond their contractual due date as a percent of total loans	1.37%	0.80%
Nonperforming assets (2) as a percentage of:
Total assets	1.69	0.98
Equity plus allowance for loan losses	19.07	12.37
Tier I capital	18.20	10.59
FINANCIAL RATIOS
Return on average equity	8.29%	(17.56)%
Return on average assets	0.67	(1.27)
Effective tax rate	15.96	(39.61)
Net interest margin	3.59	3.19

(1)	Basic and diluted earnings per share are based on weighted average shares outstanding adjusted retroactively for stock dividends.

(2)	Nonperforming assets include non accrual loans, OREO, restructured loans and non accrual investments.